SUB-ITEM 77-E   LEGAL PROCEEDINGS
Since October 2003, Federated and
related entities (collectively,
"Federated") and various
Federated-sponsored mutual funds
(Funds) have been named as
defendants in several class
action
lawsuits now pending in the
United
States District Court for the
 District of Maryland. The
lawsuits were
purportedly filed on behalf of
people who purchased, owned
and/or redeemed shares of
certain Funds
during specified periods
beginning November 1, 1998.
The suits are generally similar
in alleging that
Federated engaged in illegal
and improper trading practices
including market timing and late
 trading in
concert with certain institutional
traders, which allegedly caused
financial injury to the mutual fund
shareholders. Federated without
 admitting the validity of any
claim has reached a preliminary
settlement
with the Plaintiffs in these cases.
Any settlement would have to be
approved by the Court.
     Federated entities have also
been named as defendants in several
additional lawsuits that are now
pending in the United States District
Court for the Western District of
 Pennsylvania. These lawsuits have
been consolidated into a single
action
alleging excessive advisory fees
involving one of the Funds.
     The Board of the Funds
retained the law firm of Dickstein
Shapiro LLP to represent the Funds in
each of the lawsuits described
in the preceding two paragraphs.
Federated and the Funds, and their
respective counsel, have been
defending this litigation, and
 none of the Funds remains a
defendant in
any of the lawsuits. Additional
lawsuits based upon similar allegations
 may be filed in the future. The
potential impact of these lawsuits,
 all of which seek monetary damages,
 attorneys' fees and expenses,
and future potential similar suits
is uncertain. Although we do not
 believe that these lawsuits will
have a
material adverse effect on the
Funds, there can be no assurance
that these suits, ongoing adverse
publicity and/or other developments
resulting from the allegations in
these matters will not result in
increased redemptions, or reduced
sales of shares of the Funds or
other adverse consequences for the
Funds.